Exhibit 4.5

SUMTOTAL SYSTEMS, INC.

REGISTRATION RIGHTS AGREEMENT

August 3, 2005

-i-

SUMTOTAL SYSTEMS, INC.

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of August 3, 2005, by and among SumTotal Systems, Inc., a Delaware corporation (“SumTotal”), and the persons and entities (each, a “Stockholder” and collectively, the “Stockholders”) listed on Exhibit A hereto. This Agreement shall become effective only upon the Effective Time of the Mergers.

RECITALS

WHEREAS, SumTotal, Galaxy Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of SumTotal (“Merger Sub”), and Pathlore Software Corporation, a Delaware corporation (“Pathlore”), have entered into an Agreement and Plan of Merger dated as of August 3, 2005 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Pathlore (the “First Merger”) and, as part of the same overall transaction, the statutory merger of the surviving entity of the First Merger with and into SumTotal (the “Second Merger” and, together with the First Merger, the “Mergers”), and the Stockholders will have the right to receive shares of SumTotal’s common stock (the “Common Stock”) and cash consideration in exchange for securities of Pathlore;

WHEREAS, in connection with the Mergers, SumTotal intends to file an application for a permit from the Commissioner of Corporations for the State of California (after a hearing before such Commissioner) pursuant to Section 25121 and 25142 of the California Corporate Securities Law of 1968 so that the issuance of the Common Stock in the Mergers shall be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption provided by Section 3(a)(10) thereof;

WHEREAS, pursuant to Rule 145 of the Securities Act, certain Stockholders may be subject to limitations on such Stockholders’ ability to sell their Common Stock;

WHEREAS, SumTotal and the Stockholders desire to provide for certain registration rights with respect to shares of Common Stock to be issued to the Stockholders in connection with the Mergers; and

WHEREAS, the Merger Agreement contemplates that this Agreement will be executed contemporaneously with the execution of the Merger Agreement.

NOW, THEREFORE: In consideration of the foregoing, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1

DEFINITIONS

1.1 Certain Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Adverse Disclosure” means public disclosure of material non-public information, which disclosure in the good faith judgment of the Board of Directors of SumTotal (after consultation with external legal counsel) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading.

(b) “Affiliate” means (i) with respect to any specified Person that is not a natural Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, and (ii) with respect to any natural Person, any family member of such natural Person. The term “Control” shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, either through the ownership of voting securities or by contract.

(c) “Agreement” has the meaning set forth in the preamble to this Agreement.

(d) “Amendment” has the meaning set forth in Section 7.9(a) of this Agreement.

(e) “Closing Date” means the date of the closing under the Merger Agreement.

(f) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(g) “Common Stock” has the meaning set forth in the recitals to this Agreement.

(h) “Cutback Notice” has the meaning set forth in Section 2.5.

(i) “Demand Registration” has the meaning set forth in Section 2.1.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(k) “Holder” or “Holders” means any holder or holders of Registrable Securities who is a party to this Agreement or who otherwise agrees in writing to be bound by the provisions of this Agreement pursuant to Section 6.4.

(l) “Incidental Cutback Notice” has the meaning set forth in Section 3.1(d).

(m) “Indemnified Party” shall have the meaning set forth in Section 5.6(c) hereto.

(n) “Indemnifying Party” shall have the meaning set forth in Section 5.6(c) hereto.

(o) “Majority Restricted Holders” means each of Seaport Capital Partners II, L.P. and Seaport Investment, LLC, acting together.

(p) “Merger Agreement” has the meaning set forth in the recitals to this Agreement.

(q) “Minimum Demand Amount” shall mean 1,000,000 shares of the outstanding Registrable Securities held by the Majority Restricted Holders (as adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like).

(r) “Minimum Piggy-Back Amount” shall mean five percent (5%) of the outstanding Registrable Securities held by Holders.

(s) “NASD” means the National Association of Securities Dealers, Inc.

(t) “Participating Holder” means any Restricted Holder exercising its right to participate in a Demand Registration under Section 2.

(u) “Permissible Withdrawal” means a withdrawal (i) based on the reasonable determination of the Majority Restricted Holders that there has been, since the date of the applicable Request, a material adverse change in the business, financial condition, results of operations or prospects of SumTotal, or in general market conditions, or (ii) in which each of the withdrawing Holders shall have paid or reimbursed on a pro rata basis SumTotal for all of the reasonable out-of-pocket fees and expenses incurred by SumTotal in connection with the withdrawn registration.

(v) “Person” or “person” means any individual, firm, limited liability company, partnership, joint venture, corporation, joint stock company, trust or unincorporated organization, incorporated or unincorporated association, government (or any department, agency or political subdivision thereof) or other entity of any kind.

(w) “Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus and all material incorporated by reference in such prospectus.

(x) “Registrable Securities” shall mean (i) shares of Common Stock issued pursuant to the Merger Agreement and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have been sold to the public either pursuant to a registration statement or Rule 144 or Rule 145 (or any similar provisions then in force under the Securities Act).

(y) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(z) “Registration Statement” means any registration statement of SumTotal filed with, or to be filed with, the Commission under the Securities Act, including the Prospectus, amendments, supplements and post-effective amendments to such registration statement, and all exhibits and all material incorporated by reference in such registration statement.

(aa) “Restricted Holder” means any Holder who owns more than 5% of the outstanding shares of Common Stock measured on the Closing Date after giving effect to the shares of Common Stock issued in the Mergers.

(bb) “Request” has the meaning set forth in Section 2.2(b).

(cc) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(dd) “Stockholders” shall mean the persons and entities listed on Exhibit A hereto.

(ee) “SumTotal” has the meaning set forth in the preamble and shall include SumTotal’s successors by merger, acquisition, reorganization or otherwise.

(ff) “Underwritten Offering” means a registration in which securities of SumTotal are sold by SumTotal or a Holder to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

Section 2

DEMAND REGISTRATION RIGHTS

2.1 Demand Registration. At any time following the date on which SumTotal becomes eligible to file a registration statement on Form S-3 and prior to the termination of this Agreement pursuant to Section 5.8, on one (1) occasion, the Majority Restricted Holders shall have the right (subject to Section 2.2 below) to require SumTotal to register all or part of the Registrable Securities under the Securities Act in an underwritten offering (the “Demand Right”); provided, that any registration made pursuant to the Demand Right (a “Demand Registration”) must request registration of the resale or distribution by the Majority Restricted Holders of at least the Minimum Demand Amount. SumTotal shall file with the Commission, as expeditiously as reasonably practicable after the initiation of the Demand Right, a Registration Statement relating to the offer and sale of the Registrable Securities requested to be included therein by the Restricted Holders thereof in accordance with the methods of distribution elected by such Holders and shall use all reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as expeditiously as reasonably practicable thereafter.

2.2 Limitations on Demand Rights.

(a) Participation. Within ten (10) days following receipt of any Request, SumTotal shall deliver written notice of such Request (a “Demand Participation Notice”) to all other Holders of Registrable Securities whose registration rights have not terminated pursuant to Section 5.8 hereof, at the addresses set forth in Exhibit A (or as any such address may be subsequent changed pursuant to Section 6.3 hereof). Thereafter, SumTotal shall include in such Demand Registration any additional Registrable Securities held by such Holders who have, within fifteen (15) days after the Demand Participation Notice has been given, requested in writing that their Registrable Securities be included in such Demand Registration; provided, that nothing in this Section 2.2 shall prohibit any Holder from exercising Piggy-Back Registration rights in accordance with Section 3. All such requests shall specify the aggregate amount of Registrable Securities to be registered.

(b) Demand Notice. The request to initiate the Demand Right must be made by notice (a “Request”): (A) provided to SumTotal in writing; (B) stating that it is a notice to initiate the Demand Right under this Agreement; (C) identifying the Majority Restricted Holder(s) effecting the request; and (D) stating the number of Registrable Securities to be included and the intended method(s) of disposition.

(c) Demand Withdrawal. The Majority Restricted Holders may withdraw their Registrable Securities from a Demand Registration at any time prior to effectiveness of the applicable Registration Statement. In the event that such Majority Restricted Holders withdraw their Registrable Securities from a Demand Registration and the withdrawal is a Permissible Withdrawal, the Majority Restricted Holders will not be deemed to have initiated the Demand Right with respect to such Demand Registration for purposes of Section 2.1 and this Section 2.2. If the Majority Restricted Holders withdraw their Registrable Securities from a Demand Registration prior to effectiveness of the applicable Registration Statement, SumTotal shall cease all efforts to secure registration under this Section 2. SumTotal shall not withdraw a Registration Statement prior to effectiveness relating to a Demand Registration without the prior written consent of the Majority Restricted Holders (in which event the Majority Restricted Holders will not be deemed to have initiated the Demand Right).

(d) Effective Registration. SumTotal shall be deemed to have effected a Demand Registration if the applicable Registration Statement is declared effective by the Commission and remains effective for not less than 180 days, subject to extension as provided in Section 5.1 (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn).

2.3 Registration Statement Form. The Demand Registration shall be effected on such appropriate registration form of the Commission as shall be selected by SumTotal and as shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the applicable Restricted Holders’ requests for such registration.

2.4 Underwritten Offerings. If the Majority Restricted Holders exercise their Demand Right, the right of any such Majority Restricted Holder (or any other Holders who request inclusion of their Registrable Securities in such underwritten registration) to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2 shall be conditioned upon such Holder’s participation in the underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If SumTotal shall request inclusion in any registration pursuant to this Section 2 of securities being sold for its own account, it shall be entitled to include such securities in the underwriting and subject to the condition that it accept all of the applicable provisions of this Section 2.4. SumTotal shall (together with all Holders proposing to distribute their Registrable Securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by SumTotal, which underwriters are reasonably acceptable to the Majority Restricted Holders.

2.5 Priority on Demand Registrations. Notwithstanding any other provision of this Section 2, if the managing underwriter or underwriters of the underwritten offering pursuant to the Demand Right informs SumTotal or the Majority Restricted Holders in writing (a “Cutback Notice”) that, in its or their opinion, the total amount or kind of securities which such Majority Restricted Holders, other Holders and SumTotal intend to include in such offering exceeds the number which can be sold in such offering without being likely to adversely affect the price, timing or distribution of the class of the securities offered or the market for the class of securities offered or for the Common Stock, then SumTotal shall include in such registration only the number of shares of Common Stock which, in the good faith opinion of such underwriter can be included without having such an adverse effect, selected in the following order: (i) first, the Registrable Securities requested to be included by the Majority Restricted Holders and any other Holders requesting to include their Registrable Securities in such registration statement, on a pro rata basis, (ii) second, the securities requested to be sold by SumTotal and (iii) third, any other securities requested to be included therein by any other holders of securities.

Section 3

PIGGY-BACK REGISTRATION

3.1 Participation.

(a) At any time or from time to time prior to the second-year anniversary of the Closing Date (or such earlier time with respect to a Holder as the rights of such Holder under this Agreement may be terminated pursuant to Section 5.8), if SumTotal at any time proposes to file a Registration Statement (including a secondary registration) with respect to any underwritten offering of its securities for its own account or for the account of any stockholder who holds its securities (it being understood that any rights with respect to a Demand Registration hereunder shall be governed by the terms and conditions of Section 2) (other than (A) a registration on Form S-4 or S-8 or any successor form to such forms, (B) a registration of securities solely relating to an offering and sale to employees, directors or consultants of SumTotal pursuant to any employee stock plan or other employee benefit plan arrangement or (C) a registration of debt securities) then, as expeditiously as reasonably practicable (but in no event less than ten (10) days prior to the proposed date of filing such Registration Statement) and within five (5) business days after receipt of notice of any exercise of demand registration rights other than under this Agreement, SumTotal shall give written notice (the “Piggy-Back Registration Notice”) of such proposed filing to all Holders of Registrable Securities, and such notice shall offer the Holders of such Registrable Securities the opportunity to register such number of Registrable Securities as each such Holder may request in writing (a “Piggy-Back Registration Right”); provided, that any registration made pursuant to a Piggy-Back Registration Right must include Registrable Securities held by Holders holding at least the Minimum Piggy-Back Amount. Subject to Section 3.1(d) below, SumTotal shall include in such Registration Statement (and all related registration and qualifications under blue sky laws) all such Registrable Securities which are requested to be included therein within fifteen (15) days after the Piggy-Back Registration Notice is given to such Holders. Solely with respect to this Section 3, if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, SumTotal shall determine for any reason not to register or to delay registration of such securities, SumTotal may, at its election, give written notice of such determination to each Holder of Registrable Securities and,

(i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and

(ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities.

(b) Underwritten Offering. Each Holder making a request for its Registrable Securities to be included in the offering referred to in Section 3.1 must, and SumTotal shall make such arrangements with the underwriters so that each such Holder may, participate in such Underwritten Offering on the same terms as SumTotal and other Persons selling securities in such Underwritten Offering; provided, however, that no Holder shall be required to make any representation or warranty to SumTotal, other than with respect to authority to enter into the agreements in connection with such Underwritten Offering, its title to the Registrable Securities and with respect to any written information provided by the Holder to SumTotal expressly for inclusion in the registration statement. In the case of any Underwritten Offering, SumTotal and/or all Holders distributing their securities through such an underwriting shall enter into an underwriting agreement in customary form with the representative(s) of the underwriter(s) selected for such an underwriting.

(c) Withdrawal. Each Holder making a request for a Piggy-Back Registration pursuant to this Section 3 shall be permitted to withdraw all or part of such Holder’s Registrable Securities from such Piggy-Back Registration at any time prior to effectiveness of the applicable Registration Statement.

(d) Priority of Piggy-Back Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of securities included in a Piggy-Back Registration informs the Holders of Registrable Securities sought to be included in such registration in writing (an “Incidental Cutback Notice”) that, in its or their opinion, the total amount or kind of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to adversely affect the price, timing or distribution of the class of the securities offered or the market for the class of securities offered or for the Common Stock, then SumTotal shall include in such registration only the number of Registrable Securities which, in the good faith opinion of such underwriter can be included without having such an adverse effect, selected in the following order:

(i) first, the securities, if any, being sold by SumTotal;

(ii) second, the securities, if any, being sold by any other Person(s) (other than the Holders of Registrable Securities) whose have exercised any demand registration rights pursuant to applicable registration rights or similar agreements (excluding “piggyback registration rights”); and

(iii) third, the Registrable Securities, if any, requested to be included by the Holders pursuant to this Section 3, and the securities of any other Persons holding piggyback registration rights, allocated pro rata based on the number of securities requested to be included by each Holder or Person prior to its receipt of the Incidental Cutback Notice.

Section 4

[reserved]

Section 5

REGISTRATION MATTERS

5.1 Suspension of Registration. If the filing, initial effectiveness or continued use of a Registration Statement, including a Shelf Registration Statement, at any time would require SumTotal, in its reasonable judgment, to make an Adverse Disclosure, then SumTotal may, upon giving prompt written notice of such action to the Holders which are included in any such Registration Statement, delay the filing or initial effectiveness of, or suspend use of, any such Registration Statement; provided, that SumTotal shall not be permitted to do so (i) more than three (3) times during any 12-month period or (ii) for a period exceeding twenty-five (25) days on any one occasion; provided, however, that in the event two such suspensions are separated by fewer than twenty-five (25) days, SumTotal may not again defer or suspend the use of the Registration Statement until a period of twenty-five (25) days has elapsed after resumption of the use of the Registration Statement following the second suspension. In the event SumTotal exercises its rights under the preceding sentence, the Holders agree to suspend, promptly upon their receipt of the notice referred to above, their use of the Prospectus relating to the registration in connection with any sale or offer to sell Registrable Securities. SumTotal shall promptly notify the Holders of the expiration of any period during which SumTotal exercised its rights under this Section 5.1. SumTotal agrees that, in the event it exercises its rights under this Section 5.1, it shall, within twenty-five (25) days following the Holders’ receipt of the notice of suspension, update the suspended Registration Statement as may be necessary to permit the Holders to resume use thereof in connection with the offer and sale of their Registrable Securities in accordance with applicable law.

5.2 Registration Procedures. In connection with SumTotal’s registration obligations in this Agreement, SumTotal will, subject to the limitations set forth herein, use all reasonable efforts to effect any such registration so as to permit the sale of the applicable Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith SumTotal will, subject to its right under Section 5.1:

(a) In the case of a registration under Section 2 hereof, before filing a Registration Statement or Prospectus, or any amendments or supplements thereto and in connection therewith, furnish to one representative of each Holder (and its Affiliates) which has requested that Registrable Securities be covered by such Registration Statement, and to the managing underwriter or underwriters, if any, copies of all documents prepared to be filed, which documents will be subject to the review of such Holders and such underwriters (if any) and their respective counsel, and SumTotal will not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders of a majority of the Registrable Securities covered by the same or the underwriter or underwriters, if any, shall reasonably object;

(b) prepare and file with the Commission a registration statement and all such amendments or supplements to the applicable Registration Statement or Prospectus as may be (A) necessary to comply with applicable securities laws, (B) reasonably requested by any selling Holder (to the extent such request relates to information relating to such Holder), or (C) necessary to keep such registration effective for the period of time required by this Agreement and use all reasonable efforts to cause the registration statement to become effective;

(c) notify the selling Holders of Registrable Securities and the managing underwriter or underwriters, if any, as expeditiously as reasonably practicable after notice thereof is received by SumTotal (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective and when the applicable Prospectus or any amendment or supplement thereto has been filed, (B) of any written comments by the Commission or any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or any order preventing or suspending the use of any preliminary or final Prospectus or the initiation or threat of any proceedings for such purposes and (D) of the receipt by SumTotal of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;

(d) promptly notify each selling Holder of Registrable Securities and the managing underwriter or underwriters, if any, when SumTotal becomes aware of the happening of any event as a result of which the applicable Registration Statement or Prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the Commission an amendment or supplement to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;

(e) use all reasonable efforts to prevent or obtain at the earliest possible moment the withdrawal of any stop order with respect to the applicable Registration Statement or other order suspending the use of any preliminary or final Prospectus;

(f) promptly incorporate in a Prospectus supplement or post-effective amendment to the applicable Registration Statement such information as the managing underwriter or underwriters, if any, or the Holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; include in the plan of distribution, if so requested by any Restricted Holders who are partnerships, distributions of Registrable Securities from such Restricted Holders to their limited and/or general partners and resales of such securities by such limited and/or general partners unless such securities are otherwise freely tradable under securities laws without registration; and make all required filings of such Prospectus supplement or post-effective amendment as expeditiously as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(g) furnish to each selling Holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, as many conformed copies as such Holder or managing underwriter may reasonably request of the applicable Registration Statement and each amendment thereto;

(h) deliver to each selling Holder of Registrable Securities and each managing underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) as such Holder or managing underwriter may reasonably request (it being understood that SumTotal consents to the use of the Prospectus by each of the selling Holders of Registrable Securities and the underwriter or underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus) and such other documents as such selling Holder or managing underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter;

(i) on or prior to the date on which the applicable Registration Statement is declared effective, use all reasonable efforts to register or qualify such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States, as any such selling Holder or underwriter, if any, or their respective counsel reasonably requests in writing, and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect so as to permit the commencement and continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided, that SumTotal will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(j) cooperate with the selling Holders of Registrable Securities and the managing underwriter, underwriters or agent, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends;

(k) use all reasonable efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(l) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which certificates shall be in a form eligible for deposit with The Depository Trust Company;

(m) cooperate with each selling Holder of Registrable Securities and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

(n) use all reasonable efforts to comply with all applicable rules and regulations of the Commission and make generally available to its securityholders, as expeditiously as reasonably practicable after the effective date of the applicable Registration Statement, but not later than 60 days after the date of the most recent fiscal quarter, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(o) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(p) use all reasonable efforts to cause all Registrable Securities of a class covered by the applicable Registration Statement to be listed on each securities exchange and inter-dealer quotation system on which any of SumTotal’s securities of such class are then listed or quoted;

(q) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by one representative appointed by the Holders of a majority of the Registrable Securities covered by the applicable Registration Statement, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such Registration Statement, and by any attorney, accountant or other agent retained by such sellers or any such managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of SumTotal, and cause all of SumTotal’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of SumTotal and to supply all information reasonably requested by any such sellers, underwriter or agent thereof in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to the entry by each party referred to in this clause (p) into customary confidentiality agreements in a form reasonably acceptable to SumTotal);

(r) upon the request of the holders of a majority of the Registrable Securities, furnish such holders with a customary opinion of counsel; and

(s) use all reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

5.3 Additional Information. SumTotal may require each selling Holder of Registrable Securities as to which any registration is being effected to furnish to SumTotal such information regarding the distribution of such Registrable Securities and such other customary information relating to such Holder and its ownership of the applicable Registrable Securities as SumTotal may from time to time reasonably request and as shall be reasonably required in connection with any Registration Statement. Each Holder of Registrable Securities agrees to furnish such information to SumTotal and to reasonably cooperate with SumTotal as necessary to enable SumTotal to comply with the provisions of this Agreement. SumTotal shall have the right to exclude from the applicable registration any Holder that does not comply with the preceding sentence.

5.4 No Inconsistent Agreements. SumTotal will not enter into, and is not currently a party to, any agreement which is inconsistent with the rights granted to the Holders of Registrable Securities by this Agreement. Notwithstanding anything in this Agreement to the contrary, SumTotal shall have the right to grant any additional registration rights in its sole discretion (so long as such rights are not inconsistent with the cut-back provisions set forth in this Agreement).

5.5 Registration Expenses.

(a) SumTotal shall pay all of the expenses incurred in connection with its obligations to register Common Stock under Sections 2 and 3 hereof, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the Commission or the NASD, (ii) all fees and expenses of compliance with state securities or “Blue Sky” laws, including all reasonable fees and disbursements of one counsel in connection with any survey of state securities or “Blue Sky” laws and the preparation of any memorandum thereon, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses related to the preparation by SumTotal of any Registration Statement or Prospectus, agreements with underwriters, and any other ancillary agreements, certificates or documents arising out of or related to the foregoing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for SumTotal and of all independent certified public accountants of SumTotal, and (v) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or the quotation of the Registrable Securities on any inter-dealer quotation system. In addition, in all cases SumTotal shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by SumTotal. In addition, SumTotal shall pay all reasonable fees and disbursements of one law firm or other counsel selected by the Holders of a majority of the Registrable Securities being registered in connection with the registration of the Registrable Securities hereunder.

(b) SumTotal shall not be required to pay any other costs or expenses in the course of an offering of Registrable Securities pursuant to this Agreement, including underwriting discounts and commissions and transfer taxes attributable to the sale of Registrable Securities and the fees and expenses of counsel to any underwriters.

5.6 Indemnification.

(a) Indemnification by SumTotal. To the extent permitted by law, SumTotal will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration (including any amendment or supplement thereto), qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by SumTotal of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to SumTotal and relating to action or inaction required of SumTotal in connection with any offering covered by such registration, qualification, or compliance, and SumTotal will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that SumTotal will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to SumTotal expressly for use therein by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 5.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of SumTotal (which consent shall not be unreasonably withheld).

(b) Indemnification by the Holders. To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless SumTotal, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of SumTotal’s securities covered by such a registration statement, each person who controls SumTotal or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse SumTotal and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to SumTotal by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and

provided that in no event shall any indemnity under this Section 5.6(b) exceed the net proceeds from the offering received by such Holder; and provided, further, that the obligation under this Section 5.6(b) shall be individual and not joint and several and shall apply only to the extent that an untrue statement or omission was contained in written information furnished by such holder.

(c) Investigation. The indemnification provided under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(d) Conduct of Indemnification Proceedings. Each party entitled to indemnification under this Section 5.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(e) Contribution. If the indemnification provided for in this Section 5.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

5.7 Rule 144. For as long as SumTotal has a class of securities registered under the Exchange Act, SumTotal covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder of Registrable Securities, SumTotal will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

5.8 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2 or Section 3 of this Agreement shall terminate on the earlier of (i) the date on which all Registrable Securities held by such Holder have been sold, (ii) with respect to Section 3, as applied to any Holder other than a Restricted Holder, the date on which either (A) all Registrable Securities held by such Holder may immediately be sold without volume limitations under applicable Securities Act rules and regulations or (B) such Holder holds less than 240,000 Registrable Securities (as adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like (together, “Stock Splits”)), (iii) with respect to Section 3, as applied to any Restricted Holder, the date on which such Holder holds less than 240,000 Registrable Securities (as adjusted from time to time for Stock Splits), or (iv) the two-year anniversary of the Closing Date. This Agreement shall terminate in the event of a Change of Control of SumTotal after which SumTotal is no longer subject to the requirements of the Exchange Act (it being understood that in the event of a Change of Control of SumTotal in which SumTotal is no longer subject to the Exchange Act, but its parent is subject to the Exchange Act, this Agreement shall terminate). For purposes of this Agreement, “Change of Control” shall mean the acquisition of 50% of more of SumTotal by means of a merger, stock purchase transaction or otherwise.

Section 6

MISCELLANEOUS

6.1 Effective Time. This Agreement shall not be effective (and the parties shall not be bound by any obligations hereunder) until the Effective Time. In the event that the Merger Agreement is terminated, this Agreement shall automatically terminate without any action on the part of any party to this Agreement.

6.2 Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

6.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to SumTotal to:

SumTotal Systems, Inc.

1808 N. Shoreline Blvd.

Mountain View, California 94043

Attention:	R. Andrew Eckert, Chief Executive Officer Erika Rottenberg, Senior Vice President and General Counsel

Fax No.: (650) 962-5677

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attn:	Martin Korman, Esq. Katharine Martin, Esq.

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

(b) if to the Stockholders, at the addresses set forth in Exhibit A.

Each Holder, by written notice given to SumTotal in accordance with this Section 6.3 may change the address to which notices, other communications or documents are to be sent to such Holder.

6.4 Entire Agreement; Nonassignability; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Proxy, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder. Stockholder may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of SumTotal, which shall not be unreasonably withheld (except to limited and/or general partners in connection with an assignment of shares to such partners unless such shares are otherwise freely tradable under securities laws without registration). SumTotal may assign either this Agreement or any of its rights, interests, or obligations hereunder without the consent of or any action by Stockholder upon notice by SumTotal to Stockholder as specified herein; provided, however, that immediately following any assignment by SumTotal the assignees shall automatically become responsible for all of SumTotal’s obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any person to whom any shares are sold, transferred or assigned, provided that such transferee or assignee agrees in writing to be bound by the terms of this Agreement).

6.5 Governing Law; Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.3 hereof or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

6.6 Waiver of Jury Trial. EACH OF PARENT AND STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT AND STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF

6.7 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.9 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the illegal, void or unenforceable provision shall be replaced by the court of competent jurisdiction by a legal, valid and enforceable provision that most accurately reflects the parties intent with respect to the illegal, void or unenforceable provision. The remainder of the Agreement shall continue in full force and effect.

6.10 Amendment; Waiver.

(a) This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof (each, an “Amendment”) may not be given, except by an instrument or instruments in writing making specific reference to this Agreement and signed by SumTotal and the Holders of Registrable Securities representing at least a majority of the aggregate Registrable Securities held by the Stockholders; provided, that any Amendment which materially, disproportionately and adversely effects any Holder shall require the consent of such affected Holder. Each Holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any Amendment authorized by this Section 6.10. For purposes of this Section 6.10, determinations of an Amendment’s effect upon any Holder, or whether the Amendment provides a disproportionate benefit, shall be based on such Holder’s contractual rights as of the time of the Amendment.

(b) At any time, any party hereto may, to the extent legally allowed, waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

6.11 Withdrawal from Agreement. At any time, any Holder may elect to withdraw from this Agreement and no longer be subject to the obligations of this Agreement or have rights (including Demand Rights) under this Agreement from that date forward; provided, no withdrawal from this Agreement shall terminate a Holder’s rights or obligations under Section 5.6 above with respect to any prior registration.

6.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement effective as of the day and year first above written.

SUMTOTAL SYSTEMS, INC.
a Delaware corporation

By:

Name:

Title:

STOCKHOLDER

(Signature)

(Name of Stockholder)

(Name and Title of Signatory, if Applicable)

EXHIBIT A

STOCKHOLDERS

Stockholder Name	Stockholder Address
Stephen D. Thomas	4530 Langport Road Upper Arlington, OH 43220

Leonard A. Greenberg Trust	174 S Roosevelt Ave. Bexley, OH 43209

R&D Perry Family Limited Partnership	5522 Fawnbrook Lane Dublin, OH 43017

Philip G. & Lois J. Bookman, Trustees of Bookman Family Living Trust, u/t/a dated February 6, 1990	14855 La Rinconada Los Gatos, CA 95032

Lynn J. Schmitt, Trustee of the Lynn J. Propst Trust	10696 E. Manzanita Trail Dewey, AZ 86327

Richard and Lynn Silton, Trustees of Silton Family Living Trust, u/t/a dated November 10, 1993	4242 Manuela Court Palo Alto, CA 94306

Matthew B. Bookman	936 Schiele Avenue San Jose, CA 95126

Robert E. & Maeve T. Rigler, JTWROS	711 Prince Street Alexandria, VA 22314

Kathy Armstrong	620 Potomac River Road McLean, VA 22102

Michael Hannon, Trustee Michael Hannon Revocable Trust, u/t/a dated May 5, 1995

Doris H. Hannon, Trustee Doris H. Hannon Revocable Trust, u/t/a dated May 5, 1993

Michael Hannon, custodian for Michael B. Hannon under Virginia Uniform Transfers to Minors Act

Michael Hannon, custodian for Tyler Hannon under Virginia Uniform Transfers to Minors Act

482 River Bend Road Great Falls, VA 22066

Legent Corporation	One Computer Associates Plaza Islandia, NY 11788

Earline W. Thomas	2066 Lane Road Columbus, OH 43220

Seaport Capital Partners II, LP Seaport Investments, LLC	199 Water Street, 20th Floor New York, NY 10038